EXHIBIT 99.1

Boston Acoustics, Inc. Announces the Restructuring of its Board of Directors

PEABODY, MA – (BUSINESS WIRE) – May 26, 2004 – Boston Acoustics, Inc. (NASDAQ: BOSA) today announced a restructuring of its board of directors. As a part of the restructuring, two new independent directors, David E. Bell and E. William Boehmler, have been elected to the board effective immediately. Messrs. Bell and Boehmler will serve as directors until the next regular annual meeting of the shareholders, to be held on or about August 17, 2004, at which time, they will be nominated for election to the board to full one-year terms. The company has accepted the resignations of three of its incumbent directors, Alexander E. Aikens, III, Lisa M. Mooney, and Fletcher H. Wiley. The resignations of Messrs. Aikens and Wiley will take effect upon the completion of the independent audit of the Company’s financial statements for the fiscal year ended March 27, 2004. Ms. Mooney’s resignation will take effect immediately.

To provide for a smooth transition of board responsibilities, until completion of the fiscal 2004 audit, the Audit Committee of the board will be comprised of Messrs. Aikens and Wiley, a third continuing independent director, George J. Markos, and the two new directors, Messrs. Bell and Boehmler.

Mr. Markos is the longest serving independent director of the company, having served on the board since August 1996. He is a member of the company’s Audit Committee and chairman of the Compensation Committee. He has been the Senior Vice President and General Counsel of Yell-O-Glow Corporation, a produce distributor, since 1991. Prior to that time, he was Senior Counsel and Assistant Secretary of Norton Company, Inc., a manufacturer of abrasive products and industrial ceramics.

Mr. Bell is the George M. Moffett Professor at the Harvard Business School. He currently teaches marketing in the school’s executive program and retailing in the MBA program and is the head of the school’s Marketing Department. In addition, Professor Bell has published a number of books and research papers and was recently awarded the Ramsey Medal by the Decision Analysis Society of INFORMS for distinguished contributions to the field of marketing.

Mr. Boehmler brings to the board extensive experience in corporate finance. He served as the Vice President and Treasurer of International Paper Company, the world’s largest manufacturer and marketer of paper products, from 1986 to 2000, having been with International Paper in various capacities since 1975. As a financial executive, he has had a record of accomplishments in corporate finance, treasury, financial measurements and controls, and investments.

Andrew G. Kotsatos, Chairman of the Board, said, “We are excited about our new team of directors and the new energy and focus they will bring to the company. We are grateful to our departing directors for their dedicated and loyal service to the company.”

About Boston Acoustics

Boston Acoustics, Inc. is a manufacturer of high-performance audio solutions for home entertainment, automobiles, and personal computers. Founded in 1979, Boston Acoustics is located in Peabody, Massachusetts. For more information on Boston Acoustics, visit the Company’s web site at www.bostonacoustics.com.

Certain statements in this press release contain certain forward-looking statements concerning Boston Acoustics’s operations. Such forward-looking statements are based on a number of assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual achievements of Boston Acoustics to be materially different from any future achievements expressed or implied by such forward-looking statements. The words “believe,” “expect,” “anticipate,” “intend,” and “plan” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

CONTACT:    Boston Acoustics, Inc.

Andrew G. Kotsatos, 978-538-5000

andy@bostona.com

kotsan@yahoo.com